Exhibit 99.1
SAIC Announces Second Quarter of Fiscal Year 2021 Results

Revenues: $1.8 billion; 11% total revenue growth, 1% contraction excluding acquired revenues
Diluted earnings per share: $0.87; Adjusted diluted earnings per share(1): $1.63
Adjusted EBITDA(1) as a % of revenues: 9.5%
Cash flows provided by operating activities: $104 million, $271 million year to date (excluding sale of receivables)
Net bookings of $4.6 billion equating to a book to bill of 2.6, book to bill of 1.8 year to date

RESTON, VA, September 2, 2020—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the second quarter ended July 31, 2020.

“SAIC continues to deliver a resilient and stable revenue base, improved profitability, strong cash generation, and the highest book-to-bill and backlog in our seven-year history," said SAIC CEO Nazzic Keene. "Despite pandemic-related challenges which we are effectively navigating, we have kept our focus on the execution of our long-term strategy, advanced our positions in key markets, and delivered strong program performance. We continue to gain strategic momentum while delivering results and value for our customers, employees, and shareholders."

Second Quarter of Fiscal Year 2021: Summary Operating Results

	Three Months Ended				Six Months Ended
	July 31, 2020	Percent change		August 2, 2019	July 31, 2020	Percent change		August 2, 2019
	(in millions, except per share amounts)
Revenues	$1,764	11%		$1,594	$3,521	10%		$3,209
Operating income	100	5%		95	178	(5)%		188
Operating income as a percentage of revenues	5.7%	-30	bps	6.0%	5.1%	-80	bps	5.9%
Adjusted operating income(1)	115	14%		101	221	9%		202
Adjusted operating income as a percentage of revenues	6.5%	20	bps	6.3%	6.3%	—	bps	6.3%
Net income attributable to common stockholders	51	(11)%		57	87	(22)%		112
EBITDA(1)	152	19%		128	261	2%		255
EBITDA as a percentage of revenues	8.6%	60	bps	8.0%	7.4%	-50	bps	7.9%
Adjusted EBITDA(1)	167	25%		134	304	13%		269
Adjusted EBITDA as a percentage of revenues	9.5%	110	bps	8.4%	8.6%	20	bps	8.4%
Diluted earnings per share	$0.87	(9)%		$0.96	$1.49	(21)%		$1.88
Adjusted diluted earnings per share(1)	$1.63	21%		$1.35	$2.99	10%		$2.71
Net cash provided by operating activities	$104	9%		$95	$471	73%		$273
Free cash flow(1)	$90	—%		$90	$448	73%		$259

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

COVID-19: Second Quarter Impact
We estimate the second quarter impact from the COVID-19 pandemic to be approximately $65 million of revenue, $8 million of adjusted EBITDA(1), and an immaterial net impact to free cash flow(1). These impacts were primarily driven by reduced volume in our supply chain business, lower FAA training service revenues, and uncertain profit recovery on ready-state labor. Since the onset of the COVID-19 pandemic, SAIC has operated as an essential business, continuing to operate in a resilient market and business model.
Summary Results

Revenues for the quarter increased $170 million, or 10.7%, compared to the prior year quarter due to the acquisition of Unisys Federal, revenue on new contracts primarily supporting the intelligence community and U.S. Air Force, and increased volume on existing programs, partially offset by the impacts of COVID-19 and completion of contracts. Adjusting for the impact of acquired revenues, revenues contracted 0.7% primarily due to the impacts of COVID-19.
Operating income as a percentage of revenues of 5.7%, decreased from 6.0% in the comparable prior year period due to increased intangible asset amortization and the impacts of COVID-19, partially offset by gains related to the resolution of certain legal and other program contract matters and lower indirect costs.
Net income attributable to common stockholders for the quarter decreased $6 million as compared to the same period in the prior year primarily due to higher interest expense, partially offset by increased operating income ($4 million, net of tax).
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 9.5% of revenues from 8.4% of revenues in in the prior year quarter driven by gains related to the resolution of certain legal and program contract matters and lower indirect costs across the portfolio, partially offset by the impacts of COVID-19.
Diluted earnings per share for the quarter was $0.87 compared to $0.96 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.63 compared to $1.35 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 58.6 million from 59.1 million during the prior year quarter, primarily due to shares directly repurchased from a private equity holder in the second quarter of fiscal year 2020, as well as plan share repurchases in fiscal year 2020.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter were $104 million, an increase of $9 million compared to the same period in the prior year. The improvement is primarily due to cash provided from operating activities of Unisys Federal and deferred payroll tax payments as provided for in the CARES Act, offset by unbilled receivables related to ready-state labor, also provided for under the CARES Act.
During the quarter, SAIC deployed $163 million of capital, consisting of $21 million in cash dividends, $17 million of mandatory debt repayment, and $125 million of voluntary debt repayment. There were no share repurchases in the second quarter. Subsequent to the end of the quarter, SAIC has made voluntary debt repayment of $100 million and is confident in the de-levering plan it has previously communicated.
Quarterly Dividend Declared
Subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on October 30, 2020 to stockholders of record on October 16, 2020. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $4.6 billion, which reflects a book-to-bill ratio of 2.6. On a year-to-date basis, SAIC has produced a book to bill of 1.8. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $19.4 billion. Of the total backlog amount, approximately $3.1 billion was funded.
SAIC was awarded the following contracts during the quarter:
The U.S. Intelligence Community: SAIC was awarded more than $286 million in contracts to support various U.S. Department of Defense, space, and intelligence community customers.

Notable New Business Awards:
U.S. Air Force Advanced Battle Management System: SAIC was awarded a $950 million multiple-award indefinite-delivery, indefinite-quantity (IDIQ) contract for the maturation, demonstration, and proliferation of capability across platforms and domains, leveraging open systems design, modern software, and algorithm development in order to enable Joint All Domain Command and Control (JADC2).
U.S. Air Force Technology Application Development and Sustainment (TADS): SAIC's acquisition of Unisys Federal resulted in a six-year, $630 million single-award, IDIQ contract to support the Air Force to maintain its weather information system. Under the contract, SAIC will support an integrated system of weather enterprise hardware and software dedicated to providing accurate, consistent, relevant, and timely environmental intelligence.
U.S. Department of Agriculture (USDA) Information Technology Support Services: SAIC was awarded a position on the USDA's Information Technology Support Services (DAITSS) blanket purchase agreement (BPA) to compete for task orders worth up to $450 million, for all awardees. Under the BPA, SAIC will compete to provide a broad range of enterprise IT support services including artificial intelligence, robotic process automation, machine learning, and other innovative and emerging technologies across all of the department's agencies and offices.
U.S. Air Force Engineering Services for the 414th Supply Chain Management Squadron: SAIC will deliver mission engineering services to the U.S. Air Force 414th Supply Chain Management Squadron's Intercontinental Ballistic Missile LGM-30 Minuteman III missile system under a $79 million, five-year task order, awarded as part of the Information Analysis Center Multiple Award Contract (IAC-MAC).

Notable Recompete Awards:

U.S. Army Aviation and Missile Command (AMCOM) Software Life Cycle Development: SAIC was awarded a $2.9 billion contract to continue mission engineering, integration, software development, and other life cycle support to AMCOM. Under the potential five-year task order, SAIC will continue to develop and integrate advanced technologies throughout the software life cycle, including software development and maintenance.

U.S. Navy Fleet Deployment Training Program: SAIC was awarded a $171 million contract to continue providing a range of training solutions, including virtual and synthetic training environments, as part of the Fleet Deployment Training Program supporting the Navy Fleet Forces and associated fleet commands and activities. The contract has a ten-month base period of performance, four one-year options, and one six-month option extension.

U.S. Navy Intelligence, Surveillance, and Reconnaissance Engineering and Technical Services: SAIC was awarded a $133 million contract to continue providing mission engineering and integration services to the Maneuver, Engagement, and Surveillance Systems Division at Naval Surface Warfare Center in Crane, Indiana. Under the contract, which has a one-year base period of performance and four one-year options, SAIC will deliver engineering, technical support, analysis and modeling, studies, inventory and logistics, and quality assurance services in support of tactical intelligence, surveillance, and reconnaissance systems.

U.S. Navy Advanced Hypersonic Technologies Support: SAIC was awarded a $64 million task order under the SeaPort-NxG IDIQ contract to provide mission engineering and integration services to the Naval Surface Warfare Center in Crane, Indiana. Under the task order, SAIC will deliver expertise, facilities, equipment, and administration support for advanced hypersonic technologies. The task order has a one-year base period of performance and four one-year options.
Other Second Quarter News
SAIC Announces New Innovation Factory in Huntsville, Alabama: SAIC announced plans to add a new Innovation Factory Hub in Huntsville, Alabama, the Company's second largest location, expanding its presence and support to local customers. This marks the latest expansion of SAIC's Innovation Factory network where the Department of Defense and other federal government agencies can evaluate new technologies and accelerate delivery of new and modernized systems.
SAIC Donation Supports Save Space Camp Campaign: SAIC recently donated $250,000 to the U.S. Space and Rocket Center's Save Space Camp campaign. Due to the COVID-19 pandemic, the center experienced a dramatic reduction in attendance at the U.S. Space and Rocket Center museum and Space Camp in Huntsville, Alabama, leading to a significant decrease in revenue and operating capital. With SAIC's donation, the organization exceeded its goal of raising $1.5 million to sustain museum operations and to be able to reopen Space Camp in April 2021.
Fiscal Year 2021 Guidance
As a result of the Company's year-to-date performance and future expectations, to include expected impacts from the COVID-19 pandemic, the Company is updating previously provided fiscal year 2021 guidance. The updated guidance assumes the potential impact of the COVID-19 pandemic to be $250 million in revenue and $35 million in adjusted EBITDA, an increase from previous estimates. The provided guidance also assumes continued impact from COVID-19 through the end of fiscal year 2021 (January 29, 2021) and that support currently provided under Section 3610 of the CARES Act is extended through that period. The table below summarizes fiscal year 2021 guidance and represents our views as of September 2, 2020.

	Current Fiscal Year	Prior Fiscal Year
	2021 Guidance	2021 Guidance
Revenue	$7.1 billion - $7.2 billion	$7.1 billion - $7.3 billion
Adjusted Diluted EPS(1)	$5.80 - $6.10	$5.80 - $6.10
Free Cash Flow(1)	meet or exceed $500 million	meet or exceed $500 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 5:00 p.m. Eastern time on September 2, 2020. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation's digital transformation. Our robust portfolio of offerings across the defense, space, civilian, and intelligence markets includes secure high-end solutions in engineering, IT modernization, and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.

We are 25,500 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has pro forma annual revenues of approximately $7.1 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
	(in millions, except per share amounts)
Revenues	$1,764	$1,594	$3,521	$3,209
Cost of revenues	1,564	1,409	3,138	2,844
Selling, general and administrative expenses	89	82	165	159
Acquisition and integration costs	15	8	44	18
Other operating income	(4)	—	(4)	—
Operating income	100	95	178	188
Interest expense	32	22	63	47
Other (income) expense, net	(2)	(1)	—	(3)
Income before income taxes	70	74	115	144
Provision for income taxes	(17)	(17)	(25)	(31)
Net income	$53	$57	$90	$113
Net income attributable to non-controlling interest	2	—	3	1
Net income attributable to common stockholders	$51	$57	$87	$112
Weighted-average number of shares outstanding:
Basic	58.1	58.6	58.0	59.0
Diluted	58.6	59.1	58.5	59.6
Earnings per share:
Basic	$0.88	$0.97	$1.50	$1.90
Diluted	$0.87	$0.96	$1.49	$1.88

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 31, 2020	January 31, 2020
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$197	$188
Receivables, net	1,032	1,099
Inventory, prepaid expenses and other current assets	184	143
Total current assets	1,413	1,430
Goodwill	2,789	2,139
Intangible assets, net	1,217	711
Property, plant, and equipment, net	103	91
Operating lease right of use assets	251	190
Other assets	174	150
Total assets	$5,947	$4,711
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$952	$814
Accrued payroll and employee benefits	331	244
Long-term debt, current portion	90	70
Total current liabilities	1,373	1,128
Long-term debt, net of current portion	2,657	1,851
Operating lease liabilities	223	172
Other long-term liabilities	244	133
Total common stockholders' equity	1,437	1,417
Non-controlling interest	13	10
Total stockholders' equity	1,450	1,427
Total liabilities and stockholders' equity	$5,947	$4,711

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
	(in millions)
Cash flows from operating activities:
Net income	$53	$57	$90	$113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50	33	83	66
Amortization of off-market customer contracts	(7)	—	(7)	—
Amortization of debt issuance costs	6	1	12	4
Deferred income taxes	1	7	11	16
Stock-based compensation expense	10	12	19	20
Loss on divestiture	10	—	10	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of the acquisition:
Receivables	8	6	151	17
Inventory, prepaid expenses and other current assets	6	(5)	(15)	11
Other assets	(5)	1	(7)	(2)
Accounts payable and accrued liabilities	(70)	(17)	(4)	7
Accrued payroll and employee benefits	(3)	—	80	18
Operating lease assets and liabilities, net	(3)	1	(5)	—
Other long-term liabilities	48	(1)	53	3
Net cash provided by operating activities	104	95	471	273
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(14)	(5)	(23)	(14)
Purchases of marketable securities	(1)	(1)	(4)	(22)
Sales of marketable securities	1	2	7	2
Cash paid for acquisition	(6)	—	(1,202)	—
Proceeds from divestiture	1	—	1	—
Other	(2)	(3)	(2)	(3)
Net cash used in investing activities	(21)	(7)	(1,223)	(37)
Cash flows from financing activities:
Dividend payments to stockholders	(21)	(21)	(44)	(44)
Principal payments on borrowings	(142)	(2)	(158)	(155)
Issuances of stock	3	3	6	5
Stock repurchased and retired or withheld for taxes on equity awards	—	(139)	(12)	(195)
Proceeds from borrowings	—	100	1,000	100
Debt issuance costs	—	—	(27)	—
Distributions to non-controlling interest	(2)	(1)	—	(5)
Net cash (used in) provided by financing activities	(162)	(60)	765	(294)
Net (decrease) increase in cash, cash equivalents and restricted cash	(79)	28	13	(58)
Cash, cash equivalents and restricted cash at beginning of period	294	160	202	246
Cash, cash equivalents and restricted cash at end of period	$215	$188	$215	$188

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	July 31, 2020	May 1, 2020	January 31, 2020
	(in millions)
Funded backlog	$3,144	$3,329	$2,569
Negotiated unfunded backlog	16,280	13,304	12,748
Total backlog	$19,424	$16,633	$15,317
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Six Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
	(in millions)
Net income	$53	$57	$90	$113
Interest expense and loss on sale of receivables	32	22	64	47
Interest income	—	(1)	(1)	(2)
Provision for income taxes	17	17	25	31
Depreciation and amortization	50	33	83	66
EBITDA(1)	152	128	261	255
EBITDA as a percentage of revenues	8.6%	8.0%	7.4%	7.9%
Acquisition and integration costs	15	8	44	18
Recovery of acquisition and integration costs	—	(2)	(1)	(4)
Adjusted EBITDA(1)	$167	$134	$304	$269
Adjusted EBITDA as a percentage of revenues	9.5%	8.4%	8.6%	8.4%

Operating income	$100	$95	$178	$188
Operating income as a percentage of revenues	5.7%	6.0%	5.1%	5.9%
Acquisition and integration costs	15	8	44	18
Recovery of acquisition and integration costs	—	(2)	(1)	(4)
Adjusted operating income(1)	$115	$101	$221	$202
Adjusted operating income as a percentage of revenues	6.5%	6.3%	6.3%	6.3%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's significant acquisitions of Engility and Unisys Federal. The recovery of acquisition and integration costs relate to acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Six Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
Diluted earnings per share	$0.87	$0.96	$1.49	$1.88

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.26	0.10	0.74	0.24
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.04)	(0.02)	(0.14)	(0.05)
Net effect of acquisition and integration costs, divided by diluted WASO	0.22	0.08	0.60	0.19

Amortization of intangible assets, divided by diluted WASO	0.72	0.41	1.16	0.82
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.18)	(0.10)	(0.26)	(0.18)
Net effect of amortization of intangible assets, divided by diluted WASO	0.54	0.31	0.90	0.64

Adjusted diluted earnings per share(1)	$1.63	$1.35	$2.99	$2.71
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's recent acquisitions of Engility and Unisys Federal and is net of the recovery of acquisition and integration costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Six Months Ended
	July 31, 2020	August 2, 2019	July 31, 2020	August 2, 2019
	(in millions)
Net cash provided by operating activities	$104	$95	$471	$273
Expenditures for property, plant, and equipment	(14)	(5)	(23)	(14)
Free cash flow(1)	$90	$90	$448	$259
Cash used (provided) by MARPA Facility	—	—	(200)	—
Free cash flow excluding MARPA Facility(1)	$90	$90	$248	$259
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. Additionally, the Company provides free cash flow excluding the Master Accounts Receivable Purchasing Agreement (MARPA) for the sale of certain designated eligible U.S. government receivables. Under the MARPA, the Company can sell eligible receivables up to a maximum amount of $300 million. The Company provides free cash flow excluding MARPA to allow investors to more easily compare current period results to prior period results and to results of our peers. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.